CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement No. 333-288713 on Form N-14 of our report dated September 20, 2024, relating to the financial statements and financial highlights of BlackRock MuniHoldings California Quality Fund, Inc. and BlackRock California Municipal Income Trust (the “Funds”), appearing in the Form N-CSR of the Funds for the year ended July 31, 2024, and to the references to us under the headings “Other Service Providers”, “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Joint Proxy Statement/Prospectus, which is a part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

August 29, 2025